BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC
                                     FORM OF
                 EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT


          AGREEMENT made as of the 1st day of April, 2003 by and between BACAP Alternative Multi-Strategy Fund, LLC, a Delaware limited liability company (the "Fund"), and Banc of America Capital Management, LLC, a Delaware limited liability company (the "Adviser"):

                             W I T N E S S E T H:

          WHEREAS, the Fund is a closed-end, management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Adviser serves as the investment adviser of the Fund; and

          NOW, THEREFORE, the parties hereto agree as follows:

          1. The Adviser agrees to waive its fees or to pay or absorb the ordinary operating expenses of the Fund, but excluding interest, organizational expenses, brokerage commissions and extraordinary expenses of the Fund ("Operating Expenses") which exceed a certain percentage per annum of the aggregate value of outstanding interests in the Fund, as agreed by the Fund and Adviser from time to time (the "Expense Limitation").

          2. This Agreement will remain in effect until terminated by the Adviser or by the Fund. Either party may terminate this Agreement upon 30 days' written notice to the other party. This Agreement will terminate automatically upon the termination of the investment advisory agreement in effect between the Fund and the Adviser unless a new investment advisory agreement with the Adviser (or an affiliate of the Adviser) to replace the terminated agreement becomes effective upon such termination.

          3. The Fund agrees to carry  forward for a period not to exceed  three
(3) years from the end of the fiscal year in which an expense is paid, waived or absorbed by the Adviser any Operating Expenses in excess of the Expense Limitation that are paid or assumed by the Adviser pursuant to this Agreement ("Excess Operating Expenses") as well as any organizational expenses paid or assumed by the Adviser ("Organizational Expenses") and to reimburse the Adviser in the amount of such Excess Operating Expenses and Organizational Expenses as set forth herein. Such reimbursement will be made as promptly as possible, but only to the extent it does not cause the Operating Expenses for any year to exceed the Expense Limitation in effect at the time of recovery. This Agreement of the Fund to reimburse the Adviser for Excess Operating Expenses and Organizational Expenses shall terminate in the event the Adviser or any affiliate of the Adviser terminates the then effective investment advisory agreement between the Fund and the Adviser (or any affiliate of the Adviser) without the consent of the Fund (other than a termination resulting from an assignment).

          4. This Agreement shall be construed in accordance with the laws of the state of New York and the applicable provisions of the 1940 Act. To the extent the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

          5. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters described herein.

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          IN WITNESS  WHEREOF,  the parties  hereto have  executed and delivered this Agreement.

                                     BACAP ALTERNATIVE MULTI-STRATEGY FUND, LLC


                                         By:   /s/ Robert H. Gordon
                                               --------------------
                                                   Robert H. Gordon, President

                                         Date:     April 1, 2003




                                         BANC OF AMERICA CAPITAL MANAGEMENT, LLC


                                         By:   /s/ Robert H. Gordon
                                               --------------------
                                                   Robert H. Gordon, President

                                         Date:     April 1, 2003



03564.0004 #495507